H97000007611 1

ARTICLES OF INCORPORATION

OF

NET 1 UEPS TECHNOLOGIES, INC.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: NET 1 UEPS TECHNOLOGIES, INC. .

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is c/o Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

ARTICLE III
NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

James M. Schneider, Esq., FL Bar # 214338
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No: (954) 763-1200

ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be one hundred million (100,000,000) shares of common stock, par value $.001 per share and three million (3,000,000) shares of Preferred Stock having a par value of $.10 per share.

Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
REGISTERED AGENT AND
INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

James M. Schneider, Esq.
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301

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ARTICLE VII
BOARD OF DIRECTORS

This Corporation shall have three (3) Directors initially.

ARTICLE VIII
INITIAL DIRECTORS

The names and addresses of the initial Directors of this Corporation are:

James Neil Rodgers
510-700 West Pender St.
Vancouver, BC
Canada V6C 1G8

Andre Mansvelt
4th Floor North Wing
President Place
Rosebank, Johannesburg

and

Serge Belamant
4th Floor North Wing
President Place
Rosebank, Johannesburg

The persons named as initial Directors shall hold office for the first year of existence of this Corporation, or until their successors are elected or appointed and have qualified, whichever occurs first.

ARTICLE IX
INCORPORATOR

The name and address of the person signing these Articles of Incorporation as the Incorporator is James M. Schneider, Esq., c/o Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

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ARTICLE X
INDEMNIFICATION

This Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by Florida law.

ARTICLE XI
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on the 8th day of May, 1997.

James M. Schneider, Incorporator

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H97000007611 1

CERTIFICATE DESIGNATING REGISTERED AGENT AND OFFICE FOR SERVICE OF PROCESS

NET 1 UEPS TECHNOLOGIES, INC., a corporation existing under the laws of the State of Florida with its principal office and mailing address c/o Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301 has named James M. Schneider whose address is c/o Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301 as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

James M. Schneider

97 MAY -8 PM 2:23

H97000007611 1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NET 1 UEPS TECHNOLOGIES, INC.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation adopts the following articles of amendment to the articles of incorporation:

FIRST: Amendment adopted (indicate articles number being amended, added or deleted)

ARTICLE IV, CAPITAL STOCK IS AMENDED TO READ AS FOLLOWS:

The maximum number of shares of capital stock (as defined in Section 6 herein) that the Corporation (as defined in Section 6 herein) shall be authorized to issue and have outstanding at any one time shall be eight hundred million (800,000,000), of which five hundred million (500,000,000) shares shall be designated as "common stock" (the "Common Stock"), par value $.001 per share, and three hundred million (300,000,000) shares shall be designated as "Preferred Stock" (the "Preferred Stock") par value of $0.001 per share.

Blank Check Preferred Stock.

Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and express in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

Special Convertible Preference Stock

The Corporation hereby establishes and designates a class of its Preferred Stock as follows:

Section 1. Number; Designation; Rank.

(a) This series of convertible Preferred Stock is designated as the "Special Convertible Preference Stock" (the "Convertible Preference Stock"). The number of shares constituting the Convertible Preference Stock is 192,967,138 shares, par value $0.001 per share. The Convertible Preference Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation:

(i) on parity, without preference and priority, to the Common Stock, par value $0.001 per share, of the Corporation (subject to Section 2), and each other class or series of Equity Security (as defined in Section 6 herein) of the Corporation, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Convertible Preference Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (collectively, with the Common Stock, the "Parity Securities"); and

(ii) junior in preference and priority to each other class or series of Equity Security of the Corporation the terms of which expressly provide that it will rank senior in preference or priority to the Convertible Preference Stock with respect to dividend rights or

rights upon liquidation, dissolution or winding up of the Corporation (collectively, the "Senior Securities").

Section 2. Dividends.

(a) So long as there are any shares of Convertible Preference Stock outstanding, immediately prior to the declaration of any dividend or distribution on the Common Stock or the Convertible Preference Stock, the Board of Directors shall determine the portion (if any) of the Corporation's assets available for such dividend or distribution that is the result of funds or assets from New Aplitec (as defined in Section 6 herein), received by way of dividend, distribution, or other payment of earnings, capital, interest or principal or otherwise (the "South African Amount") and shall determine what portion of such assets available for such dividend or distribution is not the South African Amount (the "Non-South African Amount"); provided that the South African Amount shall not include amounts received by way of any liquidation, distribution or dividend after an Insolvency Event on the part of New Aplitec has occurred.

(b) So long as there are any shares of Convertible Preference Stock outstanding, the Directors may declare and pay a dividend or distribution on the shares of Convertible Preference Stock and the Common Stock solely from a Non-South African Amount (without declaring and paying a dividend from the South African Amount) and the Directors may declare and pay a dividend or distribution on the Common Stock solely from a South African Amount (without declaring and paying a dividend from the Non-South African Amount).

(c) Any determination by the Board of Directors of a South African Amount or a Non-South African Amount shall be made in good faith and shall be final and binding on both the holders of Common Stock and the holders of Convertible Preference Stock.

(d) So long as there are any shares of Convertible Preference Stock outstanding, each holder of issued and outstanding Convertible Preference Stock will be entitled to receive, when, as and if declared by the Board, for each share of Convertible Preference Stock a pro rata portion, together with the holders of Common Stock on a share for share basis, of the Non-South African Amount. The holders of Common Stock and Convertible Preference Stock shall rank *pari passu* in respect of dividends and distributions from Non-South African Amounts.

(e) So long as there are any shares of Convertible Preference Stock outstanding, dividends and distributions from the South African Amounts shall be paid only to the holders of Common Stock and the holders of Convertible Preference Stock shall have no entitlement to participate in any such dividends or distributions from South African Amounts.

(f) So long as there are any shares of Convertible Preference Stock outstanding, the Corporation shall take all actions necessary or advisable under the Florida Business Corporation Act to authorize and permit the payment of dividends to the holders of Common Stock in the maximum amount of the South African Amount, and to the extent permitted in the exercise of their fiduciary duties and under the Florida Business Corporation Act, the Board of Directors shall declare and cause the Corporation to pay a dividend on the Common Stock in the South African Amount promptly upon the receipt of proceeds representing the South African Amount after deducting therefrom the taxes payable by the Corporation on the amount so received.

Section 3. Liquidation, Dissolution and Winding Up.

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of shares of Convertible Preference Stock shall be entitled to receive, share for share and *pari passu* with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of Senior Securities have been satisfied.

Section 4. Voting Rights.

(a) Holders of Convertible Preference Stock have the right to receive notice of, attend, speak and vote at general meetings of the Corporation.

(b) The holders of Convertible Preference Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Convertible Preference Stock will vote together with the holders of Common Stock as a single class. Each holder of Convertible Preference Stock present in person (as defined in Section 6 herein), or the person representing the holder of Convertible Preference Stock, is entitled to a number of votes equal to the number of shares of Common Stock that would be issued upon conversion of the Convertible Preference Stock held by such holder on the record date.

(c) So long as there are any shares of Convertible Preference Stock outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Corporation may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Preference Stock, voting together as a separate class:

(i) any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Convertible Preference Stock; or

(ii) any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Convertible Preference Stock set forth in these Articles of Incorporation in any manner (including by way of merger, consolidation or otherwise) that adversely affects the holders of Convertible Preference Stock.

Section 5. Conversion.

Each share of Convertible Preference Stock is convertible into one share of Common Stock as provided in this Section 5.

(a) General. Convertible Preference Stock is convertible upon the occurrence of a Trigger Event (as defined in Section 6 herein) into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in the ratio of one share of Convertible Preference Stock for each one share of Common Stock. For each share of Convertible Preference Stock that is converted, the holder thereof shall transfer and deliver to the Corporation (i) 1.228070176 New Aplitec B Share (as defined in Section 6 herein) (the "Equity Payment Ratio") and (ii) the Appropriate Principal Amount (as defined in Section 6 herein). The "Equity Payment Ratio" is the ratio of (i) the number of New Aplitec B Shares required to be delivered to the Corporation in connection with the conversion of shares of Convertible Preference Stock to (ii) one share of Convertible Preference Stock, and shall equal 1.228070176 but may be adjusted from time to time as provided herein.

(b) Optional Conversion. Each holder of Convertible Preference Stock is entitled to convert, at any time and from time to time at the option and election of such holder, any or all shares of outstanding Convertible Preference Stock held by such holder into shares of Common Stock. In order to convert shares of Convertible Preference Stock into shares of Common Stock, the holder, or any trustee holding the Convertible Preference Stock and acting for the account of the holder upon receipt of written notice by such holder that such holder elects to convert any or all of such number of shares represented by such certificates as specified therein, must surrender (A) the certificates representing such shares of Convertible Preference Stock, (B) the certificates for the New Aplitec B Shares, and (C) an assignment and transfer, in favor of the Corporation, evidencing the New Aplitec B Loans, in each case in the appropriate amounts as described in Section 5(a), at the principal office of the Corporation, or if so designated by the Corporation, the Corporation's transfer agent or other agent appointed by the Corporation for effectuating the conversion (the "Conversion Agent").

(c) Mandatory Conversion. Upon the notice of the Corporation that an Exchange Control Event (as defined in Section 6 herein) has occurred or without notice upon the occurrence of an Insolvency Event (as defined in Section 6 herein), the outstanding shares of Convertible Preference Stock shall automatically and without any further act by the holder thereof be converted into Common Stock. The Corporation shall provide written notice to all holders of Convertible Preference Stock and to New Aplitec stating that the Convertible Preference Stock has been converted to Common Stock, the Conversion Date (as defined below) and that the holders of Convertible Preference Stock are required to deliver to the Corporation on the date set out in the notice (which shall be a date not earlier than fourteen days from the date of notice) (i) the share certificates for the shares of Convertible Preference Stock, (ii) the certificates for the New Aplitec B Shares, and (iii) an assignment and transfer in favor of the Corporation of the New Aplitec B Loans.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preference Stock, unless the Board of Directors of the Corporation shall otherwise determine to issue fractional shares. Subject to the foregoing, in lieu of fractional shares, the Corporation shall pay cash equal to such fractional amount multiplied by the Fair Market Value per share of Common Stock as of the Conversion Date (as defined below). If more than one share of Convertible Preference Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Convertible Preference Stock converted by such holder at such time.

(e) Mechanics of Conversion.

(i) The Conversion Date shall be, (A) in the case of an optional conversion, the date of receipt of notice (together with certificates) by the Conversion Agent or the Corporation, (B) in the case of an Exchange Control Event, the date determined by the Board of Directors and set forth in the notice of mandatory conversion, and (C) in the case of an Insolvency Event, the date such event first occurred. If reasonably required by the Corporation, certificates surrendered for conversion in accordance with this Section 5 must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing. Within three business days after the relevant Conversion Date in the case of an optional conversion (or as soon as practical in case of other Trigger Events), the Corporation shall promptly issue and deliver or cause to be issued and delivered to such holder a certificate for the number of shares of Common Stock (the "New Common Stock") to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, but in no case shall such delivery exceed five business days (or 20 business days in the case of an Insolvency Event). Such conversion will be deemed to have been made on the Conversion Date, and the person (as defined in Section 6) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. In the case of an optional conversion where fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock is issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Convertible Preference Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Convertible Preference Stock are issued in a name other than the name of the converting holder.

(ii) The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of the Convertible Preference Stock, the full number

of shares of Common Stock deliverable upon the conversion of all outstanding Convertible Preference Stock (assuming for the purposes of this calculation that all outstanding shares of Convertible Preference Stock are held by one holder). The Corporation shall comply with all United States federal and state laws, rules and regulations and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted. Before taking any action which would cause an adjustment in the Equity Payment Ratio that would result in the consideration received by the Corporation upon conversion per share of Common Stock to be below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preference Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock after taking such action.

(iii) From and after the Conversion Date, dividends on the Convertible Preference Stock to be converted on such Conversion Date shall cease to accrue; such shares shall no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Convertible Preference Stock (except the right to receive from the Corporation the Common Stock upon conversion) shall cease and terminate with respect to such shares. Any shares of Convertible Preference Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iv) If the optional conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Convertible Preference Stock for conversion, be conditioned upon the closing of the sale of shares of Common Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Convertible Preference Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

(v) The New Common Stock shall be credited as fully paid and shall rank *pari passu* in all respects and form once class with the shares of Common Stock then in issue.

(vi) If the shares of Convertible Preference Stock remain capable of conversion into shares of Common Stock and there is a consolidation or stock-split of then outstanding shares of Common Stock, the shares of Convertible Preference Stock shall be consolidated or split in a similar manner in order, in the Directors' fair and reasonable opinion, to maintain the relative economic benefits attributable to the shares of Convertible Preference Stock and the shares of Common Stock after the consolidation or stock-split with the position prior to such consolidation or stock-split. In any such event, the Equity Payment Ratio shall be adjusted in a similar manner in order, in the Directors' fair and reasonable opinion, to maintain the relative economic benefits attributable to the shares of Convertible Preference Stock and the New Aplitec B Shares, New Aplitec B Loans and the shares of Common Stock.

(f) Effect of Reclassification, Merger or Sale.

(i) If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or consolidation to which Section 5(e)(vi) applies), (y) any merger, consolidation or other combination of the Corporation with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or

substantially all of the properties of the Corporation to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Convertible Preference Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Convertible Preference Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Convertible Preference Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer.

(ii) If the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the holders of Convertible Preference Stock shall have the same election as to the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Convertible Preference Stock.

(iii) If a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group (as defined in Section 6 herein) of which such maker is a part, and together with any affiliate or associate (as defined in Section 6 herein) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Convertible Preference Stock will be entitled to receive the highest amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder's Convertible Preference Stock prior to the expiration of such tender offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer.

(iv) This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

(g) Notice of Record Date. In the event of:

(i) any stock split or combination of the outstanding shares of Common Stock;

(ii) any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

(iii) the dissolution, liquidation or winding up of the Corporation;

then the Corporation shall file with its corporate records and mail to the holders of the Convertible Preference Stock at their last addresses as shown on the records of the Corporation, at least 10 days prior to the record date specified in (A) below or 20 days prior to the date specified in (B) below, a notice stating:

(A) the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

(h) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Equity Payment Ratio pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof (as defined in Section 6 herein) and furnish to each holder of Convertible Preference Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the reasonable written request of any holder of Convertible Preference Stock, furnish to such holder a similar certificate setting forth (I) such adjustments and readjustments, (II) the Equity Payment Ratio then in effect, and (III) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Convertible Preference Stock.

(i) No Impairment. The Corporation may not, whether by any amendment of these Articles of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Corporation, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Corporation or by any other way, impair or restrict its ability to convert shares of Convertible Preference Stock and issue shares of Common Stock therefor, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preference Stock against impairment to the extent required hereunder.

Section 6. Additional Definitions. For purposes of these articles of amendment, the following terms shall have the following meanings:

(a) "affiliate" means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person.

(b) "Aplitec" means Net 1 Applied Technology Holdings Limited, registration number 1997/007207/06, a public company incorporated in South Africa.

(c) "Aplitec Holdings Participation Trust" means the Aplitec Holdings Participation Trust, a trust established in the Cayman Islands.

(d) "Appropriate Principal Amount" means, as of any time, (i) the aggregate principal amount of the New Aplitec B Loans initially issued, plus any accrued interest, less (A) any repayments of such loans and (B) any of such loans transferred to the Corporation in connection with

the conversion of shares of Convertible Preferred Stock into shares of Common Stock, divided by (ii) the number of shares of Convertible Preference Stock outstanding at such time.

(e) "associate" has the meaning given such term in Rule 12b-2 under the Exchange Act.

(f) "Board of Directors" or "Board" or "Directors" means the board of directors of the Corporation.

(g) "capital stock" means any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(h) "Corporation" means this Corporation.

(i) "Equity Securities" means (x) any shares of capital stock of the Corporation, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Corporation.

(j) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) "Exchange Control Event" means the relaxation or abolishment of exchange control regulations in the Republic of South Africa such that residents of South Africa are permitted to hold shares of Common Stock, provided that the Corporation may rely on the reasonable opinion of South African legal counsel as to the occurrence of an Exchange Control Event.

(l) "Fair Market Value" of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i) for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-trading day period ending on the trading day immediately prior to the date of determination;

(ii) for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Convertible Preference Stock, (y) by the Board based on a valuation of the Corporation not less than the implied valuation of the Common Stock based on an arms'-length sale of Equity Securities to a non-affiliate third-party within six months of the date of determination, or (z) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Corporation); or

(iii) for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm's-length transaction;

provided that if holders representing two-thirds of the then outstanding shares of Convertible Preference Stock object to a determination of the Board made pursuant to clause (ii)(y) or (z) or clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the

Corporation) selected by mutual agreement between the Board and the holders representing a majority of the then outstanding shares of Convertible Preference Stock.

(m) "group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(n) "hereof", "herein" and "hereunder" and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(o) "Insolvency Event" means

(i) any case, proceeding or other action commenced by either the Corporation or New Aplitec, and in each case, (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets;

(ii) any case, action or proceeding or other action of relief of a nature referred to in clause (i) above against either the Corporation or New Aplitec, which, in each case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(iii) any case, proceeding or action against either the Corporation or New Aplitec, and in each case, seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iv) any action by either the Corporation or New Aplitec, and in each case, in furtherance of, or indicating consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above.

(p) "New Aplitec" means Newshelf 713 (Proprietary) Limited registration number is 2002/031446/07, to be renamed "Net 1 Applied Technologies South Africa (Proprietary) Limited or a similar name, a private company incorporated in South Africa.

(q) "New Aplitec B Loans" means B class loans in the capital of New Aplitec in an aggregate principal amount of ZAR 239,356,482, or ZAR 1.001004 per New Aplitec B Share which are linked by their terms to the New Aplitec B Shares.

(r) "New Aplitec B Shares" means the B Class preference shares of New Aplitec of nominal value ZAR 0.001 each in the capital of New Aplitec which are linked by their terms to the New Aplitec B Loans.

(s) "New Aplitec Participation Trust" means the New Aplitec Participation Trust, a trust established in South Africa.

(t) "person" means any individual, corporation, limited liability Corporation, limited or general partnership, joint venture, association, joint stock Corporation, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

(u) "Subsidiaries" means any of the Corporation's majority or wholly owned subsidiaries.

(v) "Trigger Event" means, any of:

(i) the occurrence of notice from the holder of Convertible Preference Stock provided for in Section 5(a) of the determination to convert shares of Convertible Preference Stock into shares of Common Stock;

(ii) the occurrence of an Insolvency Event; or

(iii) the occurrence of an Exchange Control Event.

(w) "ZAR" means the South African Rand.

Section 7. Transfer Restrictions.

The shares of Convertible Preference Stock may not be sold, assigned, transferred, pledged, or encumbered, except in connection with the conversion into shares of Common Stock. The shares of Convertible Preference Stock may not be held by any person other than the Aplitec Holdings Participation Trust for the benefit of the New Aplitec Participation Trust and indirectly for the benefit of former shareholders of Aplitec, and directly by the New Aplitec Participation Trust indirectly for the benefit of former shareholders of Aplitec.

Section 8. Miscellaneous.

(a) Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the Corporation to the holders of shares of Convertible Preference Stock shall be in writing and shall be deemed to be given upon the earliest to occur of:

(i) the date actually received by the holder of Convertible Preference Stock;

(ii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation);

(iii) one (1) business day after being deposited with a nationally recognized overnight courier service; or

(iv) three (3) business days after being addressed to each holder of record at such holder's address appearing on the books of the Corporation and deposited in the United States mail (first class with postage prepaid and return receipt requested).

(b) Status of Converted or Redeemed Shares. No shares of Convertible Preference Stock converted into shares of Common Stock or redeemed, repurchased or otherwise acquired by the Corporation or any of its Subsidiaries (as defined in Section 6 herein) shall be reissued as Convertible Preference Stock and shall have the status of undesignated Preferred Stock.

(c) Amendments. Any amendment to this Article IV shall be subject to the terms hereof and shall comply with the Florida Business Corporation Act.

(d) Reports. The Corporation shall mail to all holders of Convertible Preference Stock any reports, proxy statements and other materials that it mails to the holders of Common Stock.

(e) Headings and Subheadings. The headings and subheadings of the sections, paragraphs, subparagraphs, clauses and sub clauses of this Article are for convenience of reference only and shall not define, limit or otherwise affect any of the provisions hereof.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself, are as follows: NONE.

THIRD: The date of each amendment's adoptions is May 27, 2004.

FOURTH: The date of the adoption of this Amendment May 27, 2004:

The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

NET 1 UEPS TECHNOLOGIES, INC.

By: [signature]

Name: C. GUERARD

Title: CEO

Date: May 27th, 2004

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
NET 1 UEPS TECHNOLOGIES, INC.

FILED
05 JUN -8 PM 1:38
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

FLORIDA DOCUMENT NUMBER: P97000041098

Pursuant to the provisions of Sections 607.1006 and 607.10025, Florida Statutes, the undersigned corporation, **NET 1 UEPS TECHNOLOGIES, INC.**, a Florida corporation (the "**Corporation**"), adopts the following Articles of Amendment to amend its Articles of Incorporation:

1. **Name of the Corporation**. The current name of the Corporation is Net 1 UEPS Technologies, Inc. and its Florida document number is P97000041098.

2. **Text of the Amendment**. The Articles of Incorporation, as amended, shall be amended as follows:

(a) Deleting the first sentence of Article IV in its entirety and replacing it with the following:

"Effective as of June 13, 2005 at 9:00 a.m. EST (the "Effective Time"), a combination of the Corporation's Common Stock and Convertible Preference Stock (as defined in Section 1 herein) shall become effective, pursuant to which (i) every six shares of Common Stock outstanding and held of record by each shareholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time and (ii) every six shares of Convertible Preference Stock outstanding immediately prior to the Effective Time shall be reclassified and combined into one share of Convertible Preference Stock automatically and without any action by the holder thereof and shall represent one share of Convertible Preference Stock from and after the Effective Time. No fractional shares of Common Stock or Convertible Preference Stock shall be issued as a result of such combination. In lieu thereof, each holder of record of Common Stock and Convertible Preference Stock who would otherwise be entitled to receive a fractional share of Common Stock or Convertible Preference Stock shall receive one whole share of Common Stock or Convertible Preference Stock. Any reference to "Common Stock", "Preferred Stock" or "Convertible Preference Stock" in these Articles of Incorporation shall mean, after the Effective Time, the Common Stock, Preferred Stock or Convertible Preference Stock as reclassified and combined pursuant to this provision.

As of the Effective Time, the maximum number of shares of capital stock (as defined in Section 6 herein) that the Corporation shall be authorized to issue and have outstanding at any one time shall be one hundred thirty-

three million three hundred thirty-three thousand three hundred thirty-three (133,333,333), of which eighty-three million three hundred thirty-three thousand three hundred thirty-three (83,333,333) shares shall be designated as "common stock" (the "Common Stock"), par value $0.001 per share, and fifty million (50,000,000) shares shall be designated as "Preferred Stock" (the "Preferred Stock") par value $0.001 per share."

(b) Deleting the second sentence of Article IV, Section 1 under the heading Special Convertible Preference Stock and replacing it with the following:

"The number of shares initially constituting the Convertible Preference Stock is 32,161,190 shares, par value $0.001 per share."

3. **Date of Adoption**. This Amendment was adopted as of May 19, 2005.

4. **Manner of Adoption**. This Amendment was adopted by the Board of Directors of the Corporation by adoption of a resolution approving the share combination on May 19, 2005 without shareholder action pursuant to Section 607.10025, Florida Statutes, and shareholder action was not required.

5. **Rights of Shareholders; Percentage of Authorized Shares**. This Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of the Corporation's common stock or special convertible preference stock and does not result in the percentage of authorized shares of the Corporation's common stock or special convertible preference stock that remain unissued after the share combination exceeding the percentage of authorized shares of the Corporation's common stock or special convertible preference stock that were unissued before the share combination.

[Signature on next page]

IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has signed these Articles of Amendment as of June 6, 2005.

NET 1 UEPS TECHNOLOGIES, INC.

By: ____________________

Name: Serge C.P. Belamant

Title: Chief Executive Officer

~TAMPDOCS:473936.v7 |6/1/05